Exhibit 10.1

August 5, 2005

Re:  Amendment to Offer Letter

Dear Dow:

In light of the fact that you have purchased a home in Palo Alto, California (“California Home”) and have moved your family to Palo Alto and that your home in Brookfield, Wisconsin (“Wisconsin Home”) has not sold although it has been on the market for five months, we propose to modify your original offer letter, dated September 17, 2004, as it relates to home sale assistance as follow:

1)  Extend duplicate housing costs for your California Home for up to 3 additional months (originally 6 months), not to exceed for each month ½ of the monthly mortgage expense on the California house.

2)  If between now and the end of September, 2005 you accept an offer on the Wisconsin Home which is less than $630,000 (the average of two independent appraisals we have gotten on the property), we will reimburse you for the difference between the actual sale price and $630,000 up to $15,000.

3)  If you have not accepted an offer on the Wisconsin Home by end of September, 2005, then we will authorize home sale purchase by a 3rd party for $630,000.

If this is acceptable to you, please sign below.

Very truly yours,

/s/ Wendy Reitherman
Wendy Reitherman
Vice President, Human Resources

ACCEPTED:

/s/ Dow R. Wilson
Dow R. Wilson